EXHIBIT 99

Media:
Rod Sierra
(312) 240-4380
Investor Relations:
Douglas Ruschau
(312) 240-3818

For Immediate Release
November 3, 2006
130 E. Randolph Dr.
Chicago, Illinois 6060

Peoples Energy Reports Preliminary Fiscal 2006 Results

CHICAGO — Peoples Energy (NYSE: PGL) today reported preliminary fourth quarter and full year fiscal 2006 losses of $(0.55) and $(0.46) per diluted share, respectively, compared to earnings (loss) of $(0.06) and $2.05 per diluted share for the comparable periods last year. Fiscal 2006 full year results include charges in the first and second quarters totaling $107.3 million pre-tax ($1.68 per share after-tax) for settlement of the Company’s gas charge proceedings for 2000-2004, as well as related civil litigation. Fiscal 2006 results also include pre-tax merger-related costs of $7.1 million for the fourth quarter and $9.0 million for the full year. Fiscal 2005 fourth quarter and year-to-date results included pre-tax restructuring charges (credits) of $(0.1) million and $13.1 million, respectively, related to the Company’s organizational restructuring in the fall of 2004.

Absent the above items and discontinued power generation operations, fourth quarter and full year ongoing earnings (loss) from continuing operations (non-GAAP)* were $(0.60) and $1.14 per share, respectively, compared to $(0.28) and $1.96 last year. Ongoing operating income (loss) (non-GAAP)* was $(21.7) million for the quarter and $118.1 million for the year, versus $(6.5) million and $162.5 million last year. Financial results for the fourth quarter and full year are summarized in Table I in accordance with generally accepted accounting principles (GAAP) and on an ongoing basis.

“While fiscal 2006 financial results were hit hard by several unusual items, it was an important and eventful year in terms of the future of our business,” said Thomas M. Patrick, Chairman, President, and CEO of Peoples Energy. “Most importantly, we entered into a proposed merger agreement with WPS Resources. Beyond that, we took several other important steps to better position our businesses for success in the years ahead. These include the pending sale of our remaining power generation assets and profitable exit from that business, our largest ever acquisition of oil and gas reserves, providing an extensive inventory of low risk drilling opportunities for years to come, and the settlement of our longstanding utility gas charge cases. We had also planned to file rate cases to restore our utilities’ declining earnings, but elected to defer those to allow a clear focus by all parties on our merger proceedings before the Illinois Commerce Commission, for which we have sought accelerated approval.” _______________________________________________________________________________________________________________________
* Management believes that ongoing results are useful for year over year comparisons since charges of the magnitude associated with the gas charge settlement, organizational restructuring, and merger are infrequent and affect the comparability of operating results. Ongoing results are used internally to measure performance and in reports for management and the Company’s Board of Directors.

Table I - Fourth Quarter and Fiscal Year End Results

	Three Months Ended September 30,
	($ millions, except per share amounts)
		Restructuring,
	Ongoing	Settlement, and Merger			As Reported
	(non-GAAP)	Expenses			(GAAP)
	2006	2005	2006	2005	2006	2005
Operating Income (Loss):
Gas Distribution	$(17.0)	$(6.8)			$(17.0)	$(6.8)
Oil and Gas Production	5.2	(2.8)			5.2	(2.8)
Energy Marketing	(3.3)	(0.1)			(3.3)	(0.1)
Energy Assets	(1.2)	0.5			(1.2)	0.5
Corporate and Other	(5.4)	2.7	$(7.1)	$0.1	(12.5)	2.8
Total Operating Income (Loss)	$(21.7)	$(6.5)	$(7.1)	$0.1	$(28.8)	$(6.4)

Income (Loss) from Continuing Operations	$(23.2)	$(10.8)	$(6.3)	$-	$(29.5)	$(10.8)
Income from Discontinued Operations					8.3	8.6
Net Income (Loss)					$(21.2)	$(2.2)

Per Diluted Share:
Income (Loss) from Continuing Operations	$(0.60)	$(0.28)	$(0.16)	$-	$(0.76)	$(0.28)
Income from Discontinued Operations					0.21	0.22
Net Income (Loss)					$(0.55)	$(0.06)

	Fiscal Year Ended September 30,
	($ millions, except per share amounts)
		Restructuring,
	Ongoing	Settlement, and Merger			As Reported
	(non-GAAP)	Expenses			(GAAP)
	2006	2005	2006	2005	2006	2005
Operating Income (Loss):
Gas Distribution	$94.6	$137.3	$(107.3)		$(12.7)	$137.3
Oil and Gas Production	31.1	16.9			31.1	16.9
Energy Marketing	9.0	13.5			9.0	13.5
Energy Assets	1.8	1.7			1.8	1.7
Corporate and Other	(18.4)	(6.9)	(9.0)	$(13.1)	(27.4)	(20.0)
Total Operating Income (Loss)	$118.1	$162.5	$(116.3)	$(13.1)	$1.8	$149.4

Income (Loss) from Continuing Operations	$44.1	$74.7	$(72.0)	$(7.9)	$(27.9)	$66.8
Income from Discontinued Operations					10.3	11.3
Net Income (Loss)					$(17.6)	$78.1

Per Diluted Share:
Income (Loss) from Continuing Operations	$1.14	$1.96	$(1.87)	$(0.21)	$(0.73)	$1.75
Income from Discontinued Operations					$0.27	$0.30
Net Income (Loss)					$(0.46)	$2.05
_________________________________________________
Note: Numbers may not sum due to rounding

Notable items related to fourth quarter and full year results include the following:

•
Pursuant to the definitive merger agreement entered into between Peoples Energy and WPS Resources on July 10, 2006, in August the companies jointly filed an application for approval of the merger with the Illinois Commerce Commission. Required regulatory approvals at the federal level, including those with the Securities and Exchange Commission, Federal Energy Regulatory Commission, and Department of Justice, either have been or are expected to be received by December 31, 2006. Special shareholder meetings will be held by both companies on December 6, 2006, to seek shareholder approval of the transaction. The companies are targeting a closing date for the merger during the first calendar quarter of 2007.

•
Consistent with the Company’s previously announced plans to exit the power generation business, Peoples Energy announced in September that it had signed an agreement with J-POWER USA Development Co., Ltd. (J-Power) to sell its 50% equity interest in Elwood Energy (Elwood) and 100% interest in COB Energy Facility (COB) for $110 million, subject to certain closing adjustments. These sales will complete the divestiture of all power assets owned by Peoples Energy. The Elwood and COB transactions are expected to close in December, subject to final approval of the Board of Directors of J-Power’s parent company and receipt of required regulatory approvals, at which time the Company expects to record a sizable gain on the sale in line with expectations. Financial results for power generation are now being reported by Peoples Energy as discontinued operations.

•
While weather had a negligible impact for the quarter, Gas Distribution deliveries for the year were negatively impacted by 10% warmer than normal weather. In addition, fiscal 2006 utility deliveries declined an estimated 3-4% from the prior year due to customer conservation. Gas Distribution results were also negatively impacted by sharply higher operating expenses.

•
Pursuant to an amended gas charge settlement agreement announced earlier in the year, fiscal 2006 Hub revenues for the Gas Distribution segment are being recorded as a credit to customer’s gas charges, negatively impacting year-over-year earnings comparisons by $3.3 million for the quarter and $10.7 million for the year.

•
Oil and gas production volumes were up modestly for the quarter and full year compared to the year ago periods, reflecting strong performance of both existing and new wells and the impact of the Company’s second quarter acquisition, offset by the normal decline rate of existing production. Net realized prices increased sharply, partially offset by higher operating costs.

•
Energy Marketing results were negatively impacted by unrealized losses of $1.4 million for the quarter and $17.6 million for the year due to lower-of-cost-or-market (LOCOM) inventory adjustments and mark-to-market (MTM) accounting of energy contracts, the impact of which was magnified by a significant decline in the market price of natural gas during the latter half of September. Approximately $15 million of the year-end impact from these adjustments is timing related and is expected to reverse in fiscal 2007.

•
Year-over-year comparisons were negatively impacted by a $6.8 million gain in last year’s fourth quarter associated with the sale by Trigen-Peoples District Energy (of which Peoples Energy owned a 50% interest) of its district heating and cooling plant in Chicago, which was reported in the Other segment.

Table II reconciles fiscal 2006 earnings per share to fiscal 2005, followed by a discussion of fourth quarter and full year operating results by business segment.

Table II - Reconciliation of FY 2006 to FY 2005 Earnings

	4th Qtr	Full Year

FY 2005 Reported EPS (GAAP)	$(0.06)	$2.05
Income from Discontinued Operations	(0.22)	(0.30)
Restructuring Charge	-	0.21
FY 2005 Ongoing EPS (non-GAAP)	$(0.28)	$1.96

FY 2006 Variations:
Utility operating expenses	$(0.08)	$(0.29)
Weather/conservation, net of weather insurance (utility)	0.02	(0.22)
Regulatory treatment of Hub revenue (utility)	(0.05)	(0.17)
Higher results from diversified businesses	0.05	0.15
FY 2005 gain on sale of Trigen-Peoples District Energy	(0.11)	(0.11)
Higher corporate expenses	(0.02)	(0.06)
Higher interest expense	(0.06)	(0.15)
Other, net	(0.07)	0.03

FY 2006 Ongoing EPS (non-GAAP)	$(0.60)	$1.14
Income from Discontinued Operations	0.21	0.27
Settlement charge, merger costs	(0.16)	(1.87)
FY 2006 EPS (GAAP)	$(0.55)	$(0.46)

Gas Distribution. Fourth quarter seasonal operating losses were $17.0 million, compared to $6.8 million last year. The decrease primarily reflected a change in treatment of Hub revenue ($3.3 million), as noted earlier, higher operating expenses ($5.1 million), and lower gains on property sales ($1.7 million). Items contributing to the increase in operating costs included higher pension, group insurance, outside services, and corporate allocated expenses. Deliveries increased marginally to 20.8 Bcf on a slightly colder September.

On a full year basis, ongoing (non-GAAP) operating income was $94.6 million compared to $137.3 million last year. The decrease was due primarily to the impact of lower gas deliveries ($10.7 million), including an estimated 3-4% decline in weather normalized demand due to the impact of customer conservation, a weather insurance recovery recorded in fiscal 2005 ($3.5 million), the change in treatment of Hub revenue ($10.7 million) noted above, and higher operating expenses ($18.3 million). Weather for the full fiscal year was 633 degree days or 10% warmer than normal, and 89 degree days or 2% warmer than last year. The increase in operating costs primarily reflected higher pension and labor-related expenses and higher bad debt expense. Bad debt increased $6.5 million due to high natural gas prices and their corresponding impact on revenues. The bad debt accrual rate remained unchanged at approximately 2.25% of revenue.

Excluding the net income impact of the settlement charge, fiscal 2006 returns on year-end equity for Peoples Gas and North Shore Gas were 4.2% and 9.2%, respectively.

Oil and Gas Production. Operating income totaled $5.2 million for the quarter, compared to a loss of $2.8 million in the year ago period. Results for the quarter benefited from a slight increase in production and sharply higher net realized commodity prices. Last year’s fourth quarter net realized price was negatively impacted by a $7.7 million hedge ineffectiveness charge resulting from wider than normal differentials between NYMEX and wellhead prices. The increases in production and realized commodity prices were partially offset by higher operating costs, primarily higher general and administrative and depletion expenses. During the fourth quarter, the Company drilled 17 wells, of which 16 were successful.

Full year operating income totaled $31.1 million, compared to $16.9 million a year ago. Fiscal 2006 results benefited from significantly higher net realized prices, a small increase in production, and higher results from EnerVest, which benefited from a first quarter sale of assets at that partnership. Last fiscal year’s net realized price was negatively impacted by a hedge ineffectiveness charge of $8.4 million. The improvements in production and realized commodity prices were partially offset by higher operating costs, most notably higher general and administrative expense and depletion expenses. The February 2006 acquisition added 4.8 MMcfed to fiscal 2006 production. For the year, the Company drilled 58 wells with a success rate of 93%.

Approximately 71% of the Company’s gas production was hedged for both the quarter and full year. For fiscal 2007, the Company has approximately 50% of its anticipated gas production hedged, which will allow it to benefit from higher net realized gas prices assuming that commodity prices remain at or near current levels.

Table III summarizes fourth quarter and fiscal year end operating statistics for the Oil and Gas Production segment.

Table III - Oil and Gas Operating Results

	Three Months Ended September 30,			Fiscal Year Ended September 30,
			%			%
	2006	2005	Change	2006	2005	Change

Average daily production:
Gas (MMCFD)	61.3	59.8	2.5%	61.9	59.6	3.9%
Oil (MBD)	0.8	0.9	(11.1%)	1.0	1.2	(16.7%)
Gas equivalent (MMCFED)	66.3	65.5	1.2%	67.7	66.6	1.7%

Net realized price:
Gas ($/MCF)	$5.26	$3.12	68.6%	$5.28	$4.15	27.2%
Oil ($/BBL)	$19.44	$13.99	39.0%	$24.62	$24.10	2.2%
Gas equivalent ($/MMCFE)	$5.11	$3.05	67.5%	$5.18	$4.14	25.1%

Percentage hedged:
Gas	71%	99%		71%	98%
Oil	98%	107%		85%	99%

Energy Marketing. Operating losses totaled $3.3 million for the quarter, compared to $0.1 million in the year-ago period. The reduction was due primarily to the timing of certain wholesale transactions. On a full year basis, operating income was $9.0 million, compared to $13.5 million in fiscal 2005.

Wholesale marketing results were up sharply for the quarter and year, reflecting additional pipeline and storage capacity under contract and the positive impact of price volatility and spreads on storage and transportation optimization strategies, offset by LOCOM adjustments and MTM accounting. Retail results declined from a year ago due primarily to LOCOM adjustments and MTM accounting, as well as higher operating expenses. For the year, the number of retail customers increased approximately 60% from a year ago, to almost 41,000. Gas deliveries declined slightly to 48 Bcf, while electric deliveries increased 20% to 1.7 million Mwh from 1.4 million Mwh a year ago.

LOCOM inventory adjustments and MTM accounting resulted in unrealized losses of $1.4 million for the quarter and $17.6 million for the year. The significant decline in the market price of natural gas in September magnified this impact. Approximately $15 million of the year-end impact is expected to reverse over the course of the next fiscal year. The earnings variability resulting from accounting timing can be significant from period to period, even when the underlying economic position is unchanged.

Energy Assets. Financial results for power generation, which were formerly included in this business segment, are now reported as discontinued operations, including prior year results. Operating income for the Energy Assets segment now reflects only the Company’s natural gas liquids (NGL) peaking facility and certain business development expenses. Operating income (loss) totaled $(1.2) million for the quarter and $1.8 million for the full year, compared to $0.5 million and $1.7 million in the year-ago periods. Results for the quarter declined due primarily to LOCOM propane inventory adjustments.

Corporate and Other. Results for the fiscal 2006 fourth quarter and full year periods included $7.1 million and $9.0 million in merger-related expenses, respectively. Results for the fiscal 2005 fourth quarter and full year periods included $(0.1) million and $13.1 million in restructuring charges (credits), respectively. Absent these costs, fourth quarter and full year Corporate and Other expenses, net, increased $8.1 million and $11.5 million, respectively, due primarily to a $6.8 million gain in last year’s fourth quarter associated with the sale of certain assets by Trigen-Peoples District Energy (of which Peoples Energy owned a 50% interest) and higher legal and incentive benefit costs.

Discontinued Operations. Pre-tax income from discontinued operations totaled $13.7 million for the quarter and $17.1 million for the full year, compared to $14.2 million and $18.7 million in the year-ago periods. Full year results include a $4.1 million pre-tax gain from the sale of the Company’s interest in the Southeast Chicago Energy Project (SCEP) during the third quarter and a $1.8 million pre-tax loss in the first quarter from the sale of the Valencia development site, as previously disclosed. Fourth quarter and year-to-date results benefited from lower depreciation expense at Elwood.

Financial. Fourth quarter and fiscal year interest expense increased $4.0 million and $9.8 million, respectively, compared to the year ago periods due to higher interest rates and higher short-term borrowing balances. At September 30, 2006, total debt was 59% of total debt plus equity, up from 53% a year ago. Anticipated proceeds from the sale of the Company’s remaining power generation assets later in the year for $110 million will be used to reduce short-term borrowing. The fiscal 2006 effective tax rate on ongoing income (non-GAAP) was about 32%, down from 36% last year due to the impact of lower income before taxes. Capital expenditures totaled $344 million, including $238 million in Oil and Gas Production and $102 million in Gas Distribution. The Oil and Gas Production expenditures included a $139 million acquisition announced in February 2006.

Outlook. Due to the pending merger with WPS Resources, Peoples Energy is not providing a specific earnings outlook for fiscal 2007 at this time. However, the Company expects some improvement in ongoing earnings (excluding merger-related expenses in fiscal years 2006 and 2007 and gas settlement charges in fiscal 2006) on a standalone basis driven primarily by higher earnings from the Energy Marketing and Oil and Gas Production units. Gas Distribution results are not likely to improve materially over fiscal 2006 absent increases in delivery rates, which are not expected before the second quarter of fiscal 2008.

Key planning assumptions utilized by the Company for fiscal 2007 include normal weather based on a 10-year average of 6,175 degree days (representing a change from the Company’s previous degree day planning assumption, which in fiscal 2006 utilized a 30-year average of 6,408 degree days), an average NYMEX gas price of $7.50 per MMBtu, a 2.25% utility bad debt rate, and higher expenses in the Gas Distribution and Corporate segments. Capital expenditures are estimated at $250 million, with nearly half in the Gas Distribution segment and the remainder primarily in Oil and Gas Production. No acquisitions have been budgeted in the Oil and Gas Production segment. Other assumptions include higher interest expense, a 35% effective tax rate, and slightly higher common shares outstanding.

Earnings Conference Call. Peoples Energy will hold a conference call to discuss financial results for fiscal 2006 on Friday, November 3, 2006, at 9:00 a.m. Central (10:00 a.m. Eastern). To listen to the webcast live or in replay visit the “Investors” section of the Peoples Energy website at www.PeoplesEnergy.com and select the Live Webcast icon on the Corporate Overview page. A replay of the call can also be accessed by dialing 1-888-203-1112, reference number 1617545. The telephone replay will be available approximately two hours after completion of the call through November 7, 2006. The webcast replay will be available through November 2007.

Peoples Energy, a member of the S&P 500, is a diversified energy company consisting of three primary business segments: Gas Distribution, Oil and Gas Production, and Energy Marketing. The Gas Distribution business serves about 1 million utility customers in Chicago and northeastern Illinois. Visit the Peoples Energy website at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, the words “may”, “could”, “project”, “believe”, “anticipate”, “estimate”, “plan”, “forecast”, “will be”, and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: the outcome of the pending merger between the Company and WPS Resources Corporation; the outcome of rate increase proceedings if filed with the Illinois Commerce Commission by the utility subsidiaries; adverse decisions in proceedings before the Illinois Commerce Commission, including, but not limited to, proceedings concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, interest expense and earnings from the oil and gas production segment; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; changes in the credit ratings of the Company, Peoples Gas and North Shore Gas; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; the Company’s success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time; operational factors affecting the Company's gas distribution, energy assets and oil and gas production segments; the Company’s ability to complete its divestment of its power generation assets on advantageous terms; drilling and production risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; the application of, or changes in, accounting rules or interpretations, including, but not limited to, the impact of mark-to-market accounting treatment for some of the Company’s derivative contracts used by the Company to manage commodity price, basis and other risks; and terrorist activities. Also, projections to future periods of the effectiveness of internal control over financial reporting are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's most recent Form 10-K/A filed with the SEC under Item 1 - Business, Item 1A - Risk Factors and Item 7 - Management’s Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

# # # #

(Financial Tables Follow)

		Preliminary
PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

Financial Data
	Three Months Ended September 30,
(In Thousands, Except Per-Share Amounts)	2006	2005

Revenues	$385,112	$379,337

Equity Investment Income	$141	$8,235

Operating Income (Loss)	$(28,772)	$(6,346)

Net Income (Loss)	$(21,214)	$(2,314)

Earnings (Loss) Per Share - Basic	$(0.55)	$(0.06)

Earnings (Loss) Per Share - Diluted	$(0.55)	$(0.06)

Average Shares Outstanding - Basic	38,468	38,136

Average Shares Outstanding - Diluted	38,644	38,299

	Fiscal Year Ended September 30,
(In Thousands, Except Per-Share Amounts)	2006	2005

Revenues	$3,017,970	$2,599,585

Equity Investment Income	$7,818	$10,288

Operating Income	$1,786	$149,417

Net Income (Loss)	$(17,636)	$78,133

Earnings (Loss) Per Share - Basic	$(0.46)	$2.06

Earnings (Loss) Per Share - Diluted	$(0.46)	$2.05

Average Shares Outstanding - Basic	38,365	37,977

Average Shares Outstanding - Diluted	38,518	38,140

Common Stock Data
	September 30,
	2006	2005
Annualized dividend rate	$2.18	$2.18
Dividend yield	5.4%	5.5%
Book value per share	$21.86	$20.97
Market price	$40.65	$39.36
Market price as a percent of book value	186%	188%

Peoples Energy Corporation				Preliminary

Summary of Selected Operating Data (Unaudited)

	Three Months Ended	Fiscal Year Ended
	September 30,	September 30,
	2006	2005	2006	2005

Gas Distribution Margin (in thousands)
Total Gas Distribution revenues	$147,708	$166,831	$1,921,880	$1,688,674
Less: Gas costs	61,105	77,767	1,272,633	1,034,376
Gross margin (1)	86,603	89,064	649,247	654,298
Less: Revenue taxes and surcharges	14,333	15,271	164,273	150,325
Environmental costs recovered	3,405	2,709	33,654	30,437
Net margin (1)	$68,865	$71,084	$451,320	$473,536

Gas Distribution Deliveries (MDth)
Gas sales
- Residential	7,435	6,891	103,656	110,429
- Commercial	1,741	1,726	18,210	19,349
- Industrial	241	281	3,293	3,607
Transportation	11,358	11,235	83,124	84,297
Total Distribution Deliveries	20,775	20,133	208,283	217,682

Weather
Heating degree days - actual	115	37	5,775	5,864
Heating degree days - percent colder (warmer) than normal	(3.4%)	(69.2%)	(9.9%)	(8.8%)

Number of Gas Distribution Customers (average)
Gas sales
- Residential	875,950	891,051	887,641	894,894
- Commercial	44,969	46,686	45,831	46,663
- Industrial	2,365	2,869	2,697	2,886
Transportation	40,938	24,877	34,958	24,625
Total Gas Distribution Customers	964,222	965,483	971,127	969,068

Energy Marketing
Wholesale gas volumes sold (MDth)	14,909	16,138	48,160	56,391
Retail gas volumes sold (MDth)	7,010	5,950	48,289	49,923
Number of retail gas customers (at September 30)	37,084	23,389	37,084	23,389
Retail electric volumes sold (Mwh)	510	398	1,727	1,397
Number of retail electric customers (at September 30)	3,380	2,268	3,380	2,268
Total retail customers (at September 30)	40,464	25,657	40,464	25,657

Employees (at September 30)
Gas Distribution	1,725	1,708	1,725	1,708
Diversified Businesses	147	130	147	130
Corporate Support	351	344	351	344
Total Employees	2,223	2,182	2,223	2,182

Megawatt Capacity (at September 30)	700	800	700	800

(1) As used above, net margin is not a financial measure computed under GAAP. Gross margin is the GAAP measure most closely related to net margin. Management believes net margin to be useful in understanding the Gas Distribution segment's operations because the utility subsidiaries are allowed, under their tariffs, to recover gas costs, revenue taxes and environmental costs from their customers on a dollar-for-dollar basis.

Peoples Energy Corporation			Preliminary

Summary of Selected Operating Data (Unaudited) (continued)
	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2006	2005	2006	2005
Oil and Gas Production
Average daily production:
Gas (MMCFD)	61.3	59.8	61.9	59.6
Oil (MBD)	0.8	0.9	1.0	1.2
Gas equivalent (MMCFED)	66.3	65.5	67.7	66.6

Average index price:
Gas ($/MMBTU) - Henry Hub	$6.58	$8.53	$8.84	$7.15
Oil ($/BBL)	$70.48	$63.19	$66.17	$53.62

Average hedge price:
Gas ($/MMBTU)	$5.05	$5.02	$5.21	$4.96
Oil ($/BBL)	$27.65	$26.62	$27.65	$27.47

Percentage hedged:
Gas	71%	99%	71%	98%
Oil	98%	107%	85%	99%

Net realized price: (1)
Gas ($/MCF)	$5.26	$3.12	$5.28	$4.15
Oil ($/BBL)	$19.44	$13.99	$24.62	$24.10
Gas Equivalent ($/MCFE)	$5.11	$3.05	$5.18	$4.14

Oil & Gas Production
Hedge Position (2)
	Volume Hedged (MMBTU)/(MBO)		Wtd. Avg. Prices ($MMBTU)/($BBL)

FY 2007 Hedge Position
Gas
Swaps (63%)	7,992,500		$5.37
Collars (37%)	4,712,500		$5.62 - $6.72
	12,705,000	(3)	$5.46 - $5.87
Oil
Swaps	182(4)		$37.50

(1) Reflects the impact of all hedges, including mark-to-market derivatives as well as basis differentials, transportation, gathering and mmbtu/mcf conversion and are not NYMEX-equivalent prices.
(2) As of September 28, 2006.
(3) Approximately 50% based on projected 2007 production.
(4) Approximately 60% based on projected 2007 production.

Peoples Energy Corporation				Preliminary

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
(In Thousands, Except Per-Share Amounts)	2006	2005	2006	2005

Revenues	$385,112	$379,337	$3,017,970	$2,599,585

Operating Expenses:
Cost of energy sold	264,429	264,877	2,204,313	1,805,369
Gas charge settlement	-	-	107,330	-
Operation and maintenance, excluding
merger, restructuring and environmental costs	86,767	77,572	350,776	319,735
Merger costs	7,088	-	8,944	-
Restructuring costs	-	(75)	-	13,141
Environmental costs	3,405	2,709	33,654	30,437
Depreciation, depletion and amortization	29,767	27,564	118,403	110,888
Taxes, other than income taxes	22,708	23,702	200,918	184,206
Gains on property sales	(139)	(2,431)	(336)	(3,320)
Total Operating Expenses	414,025	393,918	3,024,002	2,460,456

Equity investment income	141	8,235	7,818	10,288

Operating Income (Loss)	(28,772)	(6,346)	1,786	149,417

Other income and expense - net	2,140	1,747	7,169	5,306

Interest expense	16,656	12,676	60,444	50,615

Income (Loss) Before Income Taxes	(43,288)	(17,275)	(51,489)	104,108

Income tax expense (benefit)	(13,797)	(6,395)	(23,548)	37,260

Income (Loss) from Continuing Operations	$(29,491)	$(10,880)	$(27,941)	$66,848

Income from Discontinued Operations,
net of taxes	8,277	8,566	10,305	11,285

Net Income (Loss)	$(21,214)	$(2,314)	$(17,636)	$78,133

Average Shares of Common Stock Outstanding
Basic	38,468	38,136	38,365	37,977
Diluted	38,644	38,299	38,518	38,140
Earnings (Loss) Per Share of Common Stock
Basic, continuing operations	$(0.77)	$(0.29)	$(0.73)	$1.76
Basic, discontinued operations	0.22	0.23	0.27	0.30
Total - basic earnings per share	$(0.55)	$(0.06)	$(0.46)	$2.06

Diluted, continuing operations	$(0.76)	$(0.28)	$(0.73)	$1.75
Diluted, discontinued operations	0.21	0.22	0.27	0.30
Total - diluted earnings per share	$(0.55)	$(0.06)	$(0.46)	$2.05

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

(In Thousands) At September 30,	2006	2005

Assets
Capital Investments:
Property, plant and equipment	$3,555,818	$3,212,734
Less - Accumulated depreciation, depletion
and amortization	1,370,016	1,266,351
Net property, plant and equipment	2,185,802	1,946,383
Investments in equity investees	250	20,851
Other investments	12,527	13,796
Total Capital Investments - Net	2,198,579	1,981,030

Customer Accounts Receivable - net of reserves	220,969	246,393
Other Current Assets	778,923	780,556
Total Current Assets	999,892	1,026,949

Other Assets	653,224	529,812

Total Assets	$3,851,695	$3,537,791

Capitalization and Liabilities
Common Stockholders' Equity:
Common stock	$423,085	$409,060
Treasury stock	(6,677)	(6,677)
Retained earnings	444,444	546,237
Accumulated other comprehensive loss	(19,398)	(148,466)
Total Common Stockholders' Equity	841,454	800,154

Long-Term Debt	894,702	895,583
Total Capitalization	1,736,156	1,695,737

Current Liabilities
Commercial paper	310,074	8,148
Accounts Payable	211,112	236,212
Other Current Liabilities	580,856	659,528
Total Current Liabilities	1,102,042	903,888

Deferred Credits and Other Liabilities	1,013,497	938,166
Total Capitalization and Liabilities	$3,851,695	$3,537,791

						Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)

	Gas	Oil and Gas	Energy	Energy	Corporate and
(In Thousands)	Distribution	Production	Marketing	Assets	Other	Adjustments	Total
Three Months Ended September 30, 2006
Revenues	$147,708	$30,790	$205,952	$662	$-	$-	$385,112
Depreciation, depletion and amortization	16,094	12,833	341	90	409	-	29,767
Equity investment income	-	141	-	-	-	-	141
Operating income (loss) (1)	(16,989)	5,212	(3,307)	(1,208)	(12,480)	-	(28,772)
Three Months Ended September 30, 2005
Revenues	$166,831	$18,355	$192,614	$1,175	$-	$362	$379,337
Depreciation, depletion and amortization	15,555	11,168	466	121	254	-	27,564
Equity investment income	-	1,105	-	-	7,130	-	8,235
Operating income (loss) (2)	(6,778)	(2,769)	(77)	502	2,776	-	(6,346)
Fiscal Year Ended September 30, 2006
Revenues	$1,921,880	$126,750	$960,693	$13,540	$-	$(4,893)	$3,017,970
Depreciation, depletion and amortization	62,574	52,479	1,606	356	1,388	-	118,403
Equity investment income	-	7,751	-	-	67	-	7,818
Operating income (loss) (1)	(12,724)	31,097	8,959	1,766	(27,312)	-	1,786
Fiscal Year Ended September 30, 2005
Revenues	$1,688,674	$100,602	$805,515	$9,482	$-	$(4,688)	$2,599,585
Depreciation, depletion and amortization	61,894	45,764	1,797	485	948	-	110,888
Equity investment income (loss)	-	2,403	-	-	7,885	-	10,288
Operating income (loss) (2)	137,335	16,853	13,471	1,727	(19,969)	-	149,417

(1) Gas Distribution results for the fiscal year ended September 30, 2006 includes the impact of $107.3 million related to the amended gas charge settlement agreement. Corporate and Other results for the quarter and fiscal year ended September 30, 2006 include $7.1 million and $9.0 million in merger-related expenses, respectively.

(2) Corporate and Other results for the quarter and fiscal year ended September 30, 2005 include the impacts of $(0.1) million and $13.1 million, respectively, related to the Company's 2004 organizational restructuring.

Effective in fiscal 2006, the Company's primary business segments were reorganized and reported as follows: Gas Distribution (including Peoples Gas hub operations, formerly included as part of Midstream Services), Oil and Gas Production, Energy Assets, and Energy Marketing (both retail and wholesale activity, formerly included as Retail Energy Services and part of Midstream Services, respectively). All periods have been reclassified to conform with the current presentation.

Discontinued Operations (Unaudited)
	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2006	2005		2006	2005
(In Thousands)
Operation and maintenance	$(603)	$(527)		$(3,600)	$(2,009)
Taxes, other than income taxes	(40)	(26)		(84)	(63)
Gains (Losses) on property sales	(17)	-		1,983	(143)
Equity investment income	14,396	14,769		18,803	20,944
Income Before Income Taxes	13,736	14,216		17,102	18,729
Income tax expense	5,459	5,650		6,797	7,444
Income from Discontinued Operations,
net of taxes	$8,277	$8,566		$10,305	$11,285